EXHIBIT 99.1

UNITED INDUSTRIAL CORPORATION

Contact: James H. Perry
Vice President and Chief Financial Officer
(410) 628-8786

UNITED INDUSTRIAL REPORTS THIRD QUARTER RESULTS

  --Income from Continuing Operations Increases 176.5% on 42.5% Higher Sales

HUNT VALLEY, MD, November 9, 2004 – United Industrial Corporation (NYSE: UIC) (the “Company”) today reported its financial results for the third quarter of 2004.  Net sales and income from continuing operations include the results of the Company’s Defense and Energy segments.  The Defense segment includes AAI Corporation and its subsidiaries (“AAI”), a wholly-owned subsidiary of the Company.  Its product areas include Unmanned Systems, Test and Training Systems, Engineering and Maintenance Services, and Advanced Programs.  The Energy segment includes Detroit Stoker Company, a wholly-owned subsidiary of the Company.  Results from the Company’s remaining transportation operations are reported as discontinued operations.

Financial Results for the Third Quarter of 2004

Net sales from continuing operations for the three months ended September 30, 2004 increased 42.5% to $98.7 million compared to $69.3 million for the corresponding period in the prior year.  Income from continuing operations for the third quarter of 2004 increased 176.5% to $7.7 million, or $0.58 per diluted share, compared to $2.8 million, or $0.21 per diluted share, for the third quarter of the prior year.  The increase in income from continuing operations was primarily due to higher sales volume and operating margins in both of the Company’s business segments.

The loss from the Company’s discontinued transportation operations for the third quarter of 2004 was $0.3 million, or $0.02 per diluted share, compared to a loss of $16.8 million, or $1.23 per diluted share, in the third quarter of the prior year.  The loss in the prior year was primarily due to the completion of the last remaining production contract of Electric Transit, Inc. (“ETI”), an entity owned 35% by AAI.

Net income increased to $7.4 million, or $0.56 per diluted share, for the third quarter of 2004, compared to a net loss of $14.0 million, or $1.03 per diluted share, for the corresponding period in the prior year.

Third Quarter Results By Operating Segment - Continuing Businesses

Net sales for the Defense segment in the third quarter of 2004 increased 44.8% to $90.1 million compared to $62.2 million for the year-ago period.  Pretax income from operations for the Defense segment increased 177.0% to $10.5 million compared to $3.8 million for the corresponding period in the prior year primarily due to higher sales volume and operating margins.

The results for the Defense segment for the third quarter of 2004 benefited from greater volume and operating margins, including approximately $2.1 million of pretax profit related to the favorable resolution of production efficiencies and technical risks experienced on a certain contract.  In addition, the Defense segment’s results include $0.9 million of award fee revenue and pretax income related to the Company’s C-17 Maintenance Training System program compared to no such revenue and income during the like period in 2003.  Beginning in 2004, the Company is accruing anticipated award fees for this program now that historical performance has provided a reasonable basis to estimate future revenue and income.  Partially offsetting these favorable results is a charge of approximately $0.8 million related to an adjustment in revenue associated with prior periods.

The Energy segment reported pretax income from operations in the third quarter of 2004 of $1.6 million, an increase of $0.5 million, or 38.9%, from the year-ago period.  Revenues in the third quarter of 2004 were $8.6 million, an increase of $1.5 million, or 22.0%, from the year-ago period.

Operating Highlights

“United Industrial reported another strong quarter of sales and profit increases compared to the year-ago period,” said Frederick M. Strader, the Company’s President and Chief Executive Officer.  “The results were led by our core Tactical Unmanned Aerial Vehicle (“TUAV”) program for the U.S. Army as well as our C-17 Maintenance Training System program.  Funded backlog at the end of the third quarter was $330.6 million, an increase of $7.4 million from year-end.  We received $297.4 million of new awards during the first nine months of 2004, including $124.8 million during the third quarter.”

The Company’s UAV business continues to benefit from the success of its Shadow 200 TUAV program for the U.S. Army.  TUAV equipped units have flown over 3,000 sorties and 13,000 flight hours in support of Operation Iraqi Freedom.  During the third quarter of 2004, the Company received over $54.2 million of additional contracts for ongoing logistical support of TUAV systems deployed in Operation Iraqi Freedom, including advanced funding for one year of deployed support for both the Pennsylvania and Maryland National Guard units recently equipped with the TUAV systems.  Based on the awards received this quarter, funded backlog for the UAV product area at September 30, 2004 was $180.7 million.

Results for Test and Training Systems continue to be largely driven by the Joint Service Electronic Combat Systems Tester (“JSECST”) program, which had a funded backlog of $30.0 million at quarter-end.  Thirty-six core test sets were delivered during the third quarter of 2004, bringing the total number of units delivered to 145 at September 30, 2004.  Contract deliveries are expected to extend through the fourth quarter of 2005, and will result in a total delivery of 324 core test sets.

The engineering and maintenance services business also expanded its business base during the quarter.  In addition to a $23.5 million award under its flagship C-17 Maintenance Training System program for the U.S. Air Force, the Company was awarded a new contract to provide logistical support for joint service biological detection systems at more than 50 U.S. facilities throughout the U.S., Middle East, Europe and Asia.  This five and one-half year indefinite-delivery / indefinite-quantity contract has a potential value of up to $160.0 million.  To date, $6.6 million in task orders have been awarded under this contract.

Financial Results for the Nine Months Ended September 30, 2004

Net sales from continuing operations for the nine months ended September 30, 2004 increased 27.3% to $289.9 million compared to $227.8 million for the same period in 2003, primarily due to higher volume.

Income from continuing operations for the nine months ended September 30, 2004 was $22.8 million, or $1.71 per diluted share, compared to $8.6 million, or $0.63 per diluted share, in the same period of the prior year.  The $14.2 million increase in income from continuing operations was primarily due to higher volume and operating margins generated by both the Defense and Energy segments.  The increase includes approximately $6.5 million of pretax profit that resulted from the favorable resolution of production efficiencies and technical risks experienced on a certain Defense segment contract.  In addition, $3.4 million of pretax award fee income related to the Company’s C-17 Maintenance Training System program was recorded in the first nine months of 2004 compared to no such income during the like period in 2003.  As discussed above, beginning in 2004, the Company is accruing anticipated award fees for this program.

The loss from the Company’s discontinued transportation operations for the nine months ended September 30, 2004 was $0.9 million, or $0.07 per diluted share, compared to a loss of $19.0 million, or $1.39 per diluted share, for the nine months ended September 30, 2003.  The loss in the prior year was primarily related to the completion of ETI’s last remaining production contract.

Bookings and Funded Backlog

The Company received $124.8 million of new awards during the third quarter of 2004, an increase of $24.3 million, or 24.2%, compared to the corresponding quarter in the prior year.  For the nine months ended September 30, 2004, the Company was awarded $297.4 million of new contracts, which was $82.6 million, or 38.5%, more than the same period in 2003.  Funded backlog for the Company’s continuing operations was $330.6 million at September 30, 2004, an increase of $7.4 million, or 2.3%, from December 31, 2003.

3.75% Convertible Senior Notes

On September 15, 2004, United Industrial issued and sold $120 million aggregate principal amount of 3.75% convertible senior notes due September 15, 2024, unless earlier redeemed, repurchased, purchased or converted (the “3.75% Convertible Senior Notes”).  The Company used $24.4 million of the proceeds to repurchase 850,400 shares of its Common Stock in privately negotiated transactions concurrently with the issuance and sale of the 3.75% Convertible Senior Notes.  The Company received approximately $92.0 million of net proceeds from this sale, after the concurrent repurchase of Common Stock and deducting investment banking fees associated with the sale.  The Company intends to use the balance of the net proceeds for potential acquisitions and general corporate purposes.  Pending such uses, the Company is investing the balance of the net proceeds in short-term, interest-bearing investments.

Strategic Initiatives

In accordance with its previously disclosed strategic initiatives, the Company is exploring the sale of non-core assets.  Accordingly, in October 2003 the Company engaged Imperial Capital LLC to assist the Company in a potential sale of Detroit Stoker.  No assurances can be given regarding whether Detroit Stoker will be sold or as to the timing or proceeds from any such sale.  Additionally, the Company entered into an agreement on April 15, 2004 to sell undeveloped land adjacent to its headquarters for $8.0 million.  Subject to certain closing conditions, closing is expected to occur no later than January 14, 2005.

Conference Call Webcast

The Company will hold a conference call today, November 9, 2004, at 10:00 a.m. (ET) to discuss its financial results for the third quarter of 2004.  A live webcast of the call will be accessible for all interested parties on the Company’s website, www.unitedindustrial.com, in the Investor Relations section, or on www.streetevents.com.  Following the call, the webcast will be archived for a period of two weeks and available at www.unitedindustrial.com or at www.streetevents.com.

United Industrial Corporation is a company focused on the design, production and support of defense systems.  Its products include unmanned aerial vehicles, test and simulation systems, automated aircraft test and maintenance equipment, and logistical/engineering services for government-owned equipment.  The Company also manufactures combustion equipment for biomass and refuse fuels.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management believes that providing Income from Continuing Operations Before Special Items, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company.  Special items include significant charges or credits that are important to understanding the Company’s ongoing operations.  The Company also discloses EBITDAP (earnings before interest, taxes, depreciation, amortization, and net pension expense), which is likewise a non-GAAP measure.  In addition, the Company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements.  The Company believes Free Cash Flow is used by some investors, analysts, lenders and other parties to measure the Company’s performance over time.  Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance.  Because the Company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.  Such measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.  Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this document.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards.  These forward-looking statements are subject to risks and uncertainties which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements.  The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Basic earnings (loss) per share:
Income from continuing operations before special items	$0.67	$0.30	$1.81	$0.93
Special items:
Pension expense, net	(0.08)	(0.07)	(0.18)	(0.22)
Asbestos-related expense	—	—	—	(0.03)
Award fee income	0.05	—	0.17	—
Revenue adjustment	(0.04)	—	(0.04)	—
New York office closure costs	—	(0.02)	—	(0.02)

Income from continuing operations	0.60	0.21	1.76	0.66
Loss from discontinued operations	(0.02)	(1.26)	(0.07)	(1.44)

Net income (loss)	$0.58	$(1.05)	$1.69	$(0.79)

Weighted average number of basic shares outstanding	12,810,916	13,267,238	12,958,288	13,158,525

Diluted earnings (loss) per share:
Income from continuing operations before special items	$0.65	$0.30	$1.76	$0.89
Special items:
Pension expense, net	(0.07)	(0.07)	(0.17)	(0.21)
Asbestos-related expense	—	—	—	(0.03)
Award fee income	0.04	—	0.16	—
Revenue adjustment	(0.04)	—	(0.04)	—
New York office closure costs	—	(0.02)	—	(0.02)

Income from continuing operations	0.58	0.21	1.71	0.63
Loss from discontinued operations	(0.02)	(1.23)	(0.07)	(1.39)

Net income (loss)	$0.56	$(1.03)	$1.64	$(0.76)

Weighted average number of diluted shares outstanding	13,298,204	13,597,418	13,322,129	13,653,233

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Net sales	$98,719	$69,273	$289,927	$227,752
Cost of sales	75,066	53,733	222,364	180,661

Gross profit	23,653	15,540	67,563	47,091
Selling and administrative expenses	11,540	11,164	32,111	33,016
Asbestos litigation expense	—	—	—	667
Other operating expenses - net	87	90	273	251

Total operating income	12,026	4,286	35,179	13,157

Non-operating income and (expense):
Interest income	151	44	281	84
Interest expense	(254)	(16)	(280)	(40)
Income from equity in joint venture	15	45	75	54
Other income - net	72	32	160	135

	(16)	105	236	233

Income from continuing operations before income taxes	12,010	4,391	35,415	13,390
Provision for income taxes	4,266	1,590	12,626	4,757

Income from continuing operations	7,744	2,801	22,789	8,633
Loss from discontinued operations, net of income tax benefit	(274)	(16,751)	(939)	(19,011)

Net income (loss)	7,470	(13,950)	21,850	(10,378)
Add (deduct) special items, net of tax:
Pension expense, net	967	962	2,336	2,885
Asbestos-related expense	—	—	—	434
Award fee income	(588)	—	(2,184)	—
Revenue adjustment	507	—	507	—
New York office closure costs	—	320	—	320
Loss from discontinued operations	274	16,751	939	19,011

Net income before special items and discontinued operations	$8,630	$4,083	$23,448	$12,272

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Net sales:
Defense	$90,143	$62,242	$266,510	$206,132
Energy	8,576	7,031	23,417	21,620

	$98,719	$69,273	$289,927	$227,752

Pretax income (loss) from continuing operations:
Defense	$10,552	$3,809	$31,977	$12,116
Energy	1,590	1,145	3,863	2,701
Other	(132)	(563)	(425)	(1,427)

	$12,010	$4,391	$35,415	$13,390

Bookings:
Defense	$115,454	$93,494	$271,087	$192,984
Energy	9,352	6,994	26,273	21,760

	$124,806	$100,488	$297,360	$214,744

	September 30, 2004	December 31, 2003

Funded backlog:
Defense	$322,884	$318,307
Energy	7,736	4,880

	$330,620	$323,187

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
NON-GAAP RESULTS BY OPERATING SEGMENT
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Non-GAAP income from continuing operations before tax - excluding special items:
Defense	$12,182	$5,424	$33,821	$16,961
Energy	1,322	1,010	3,032	2,962
Other	(132)	(71)	(425)	(935)

	13,372	6,363	36,428	18,988
Add (deduct) special items:
Defense:
Pension expense	(1,755)	(1,615)	(4,424)	(4,845)
Award fee income	905	—	3,360	—
Revenue adjustment	(780)	—	(780)	—
Energy:
Pension income	268	135	831	406
Asbestos-related expense	—	—	—	(667)
Other:
New York office closure costs	—	(492)	—	(492)

GAAP income from continuing operations before tax	$12,010	$4,391	$35,415	$13,390

EBITDAP (continuing operations):
Defense	$13,557	$6,389	$39,808	$19,346
Energy	1,405	1,101	3,271	2,586
Other	25	(332)	77	(241)

	14,987	7,158	43,156	21,691
Add (deduct):
Depreciation and amortization	(1,387)	(1,315)	(4,149)	(3,906)
Interest (expense) income, net	(103)	28	1	44
Pension expense, net	(1,487)	(1,480)	(3,593)	(4,439)
Provision for income taxes	(4,266)	(1,590)	(12,626)	(4,757)

Income from continuing operations	$7,744	$2,801	$22,789	$8,633

Free cash (drain) / flow:
Cash (used in) provided by operating activities of continuing operations	$(10,691)	$9,515	$4,917	$27,341
Purchases of property and equipment	618	(1,112)	(2,864)	(4,213)
Cash used in discontinued operations	(2,832)	(1,693)	(4,051)	(13,098)

Free cash (drain) / flow	$(12,905)	$6,710	$(1,998)	$10,030

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in Thousands)

	September 30, 2004	December 31, 2003

	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$102,501	$24,138
Trade receivables	55,411	33,377
Inventories	36,469	16,968
Deferred income taxes	5,401	6,757
Prepaid expenses and other current assets	4,782	2,660
Assets of discontinued operations	4,260	5,089

Total Current Assets	208,824	88,989
Deferred income taxes	12,806	10,886
Other assets	12,508	7,710
Insurance receivable - asbestos litigation	20,236	20,317
Property and equipment - less accumulated depreciation (2004-$86,709; 2003-$89,372)	23,664	22,216

	$278,038	$150,118

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$923	$—
Accounts payable	15,461	10,117
Accrued employee compensation and taxes	15,135	11,920
Federal income taxes payable	3,551	—
Other current liabilities	16,130	9,787
Liabilities of discontinued operations	11,620	15,561

Total Current Liabilities	62,820	47,385
Long-term debt	122,160	—
Postretirement benefits other than pension and other long-term liabilities	23,550	23,436
Minimum pension liability	10,125	6,755
Reserve for asbestos litigation	31,334	31,595
Commitments and contingencies
Shareholders’ Equity
Preferred stock, par value $1.00 per share; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, par value $1.00 per share; authorized 30,000,000 shares; outstanding 12,166,651 and 13,267,218 shares at September 30, 2004 and December 31, 2003, respectively (net of shares in treasury)	14,374	14,374
Additional capital	83,833	88,125
Retained deficit	(245)	(22,095)
Treasury stock, at cost, 2,207,497 and 1,106,930 shares at September 30, 2004 and December 31, 2003, respectively	(42,428)	(11,345)
Accumulated other comprehensive loss	(27,485)	(28,112)

Total Shareholders’ Equity	28,049	40,947

	$278,038	$150,118

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,

	2004	2003

OPERATING ACTIVITIES:
Net income (loss)	$21,850	$(10,378)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations, net of income tax benefit	939	19,011
Depreciation and amortization	4,149	3,906
Pension expense	3,318	4,438
New York office closure costs	—	492
Income tax refund	—	16,822
Deferred income taxes	407	(1,133)
Income from equity investment in joint venture	(75)	(54)
Changes in operating assets and liabilities:
Increase in trade receivables	(22,030)	(11,584)
(Increase) decrease in inventories	(19,501)	4,807
Increase in prepaid expenses and other current assets	(754)	(814)
Increase (decrease) in customer advances	3,897	(572)
Increase in accounts payable, accruals and other current liabilities	13,204	3,206
Decrease (increase) in other assets - net	138	(268)
Decrease in long-term liabilities	(625)	(538)

Net cash provided by continuing operations	4,917	27,341
Net cash used in discontinued operations	(4,051)	(13,098)

Net cash provided by operating activities	866	14,243

INVESTING ACTIVITIES:
Purchase of property and equipment	(2,864)	(4,213)

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	120,000	—
Debt issuance fees paid	(3,600)	—
Repayment of long-term debt	(668)	—
Proceeds from exercise of stock options	3,352	2,663
Dividends paid	(3,881)	(3,955)
Purchase of treasury shares	(34,842)	—

Net cash provided by (used in) financing activities	80,361	(1,292)

Increase in cash and cash equivalents	78,363	8,738
Cash and cash equivalents at beginning of year	24,138	3,635

Cash and cash equivalents at end of period	$102,501	$12,373